UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2009

NEXT 1 INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52669	26-3509845
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 N Commerce Parkway, Suite 105
Weston, FL 33326
 (Address of principal executive offices)

(954) 888-9779
(Telephone number, including area code)

Copies to:
Joseph M. Lucosky, Esq.
Anslow & Jaclin, LLP
195 Rt. 9 South
Manalapan, NJ, 07726
Tel.: (732) 409-1212
Fax.: (732) 577-1188

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2009, Mr. Mark A. Wilton was appointed as a member of the Board of Directors (the “Board”) of Next 1 Interactive, Inc., a Nevada corporation (the “Company”), effective as of November 19, 2009, by the current Board.

Mark A. Wilton, age 62, currently serves as the President and CEO of MarWil Investments GMBh – Co-KG, an international corporation that has owned and managed European commercial real estate since 1976.  Mr. Wilton also serves as the sole director of MarWil Investments USA, a company he founded in 1978, that owns, develops and manages residential income properties.  MarWil Investments USA was one of the largest apartment development companies in the Western United States from 1978 through 2004.  Mr. Wilton is also a Board Member of Jesup & Lamont Securities Corp., a full-service brokerage and investment banking firm specializing in institutional, retail sales, trading services and equity research.  Founded, in 1877, Jesup & Lamont is one of the oldest brokerage firms in the United States.  From 1978 to 1985, Mr. Wilton served as the President and CEO of Marlind Inc., a general contracting and development company Mr.  Wilton founded.  Mr. Wilton has also held directorships with several banks.  From 1976 to 2008, Mr. Wilton founded and then served as a director of Centennial Bank.  In 1981, Mr. Wilton founded and subsequently served as a director of Bay Bank of Commerce.   In 2004, Bay Bank of Commerce was sold to Greater Bay Bank, where Mr. Wilton remained as a director until Greater Bay Bank was subsequently sold to Wells Fargo Bank in 2008.  Mr. Wilton is a graduate of the American College of Switzerland with a B.B.S. in both International Economics and International Business.

Family Relationships

Mr. Wilton does not have a family relationship with any of the officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

      None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 23, 2009		NEXT 1 INTERACTIVE, INC.

	By:	/s/ William Kerby
William Kerby Vice Chairman & Chief Executive Officer